MINUTES OF A MEETING	EXHIBIT 10.46
OF THE BOARD OF DIRECTORS
OF
TORVEC, INC.
HELD ON OCTOBER 19, 2004
     The meeting of the board of Torvec was held at the offices of the company. All directors were present, either in person or by telephonic conference. Also present were Richard Ottalagana, CEO, Philip Fain, CFO, Sam Bronsky, CAO and Richard Sullivan, counsel.
     The minutes of the previous meeting were approved.
OLD AND EXISTING BUSINESS
     1. FTV — There is a delay in moving the vehicle to the Basket Road facility since part of the bay which will be used for the FTV is currently needed for some of the work we are doing on the IVT;
     2. Isuzu — Peters is out of town; Jim Gleasman will contact him the beginning of next week;
     3. Iso-Torque — The Nominating Committee, per Read McNamara its chairman, recommended that the directors and officers of our new subsidiary, Iso-Torque Corporation, be as follows:
•	Richard E. Ottalagana-Co-Managing Director;

•	Keith E. Gleasman-Co-Managing Director;

•	Andrew Gleasman-Vice-President of Administration;

•	Robert Green-Vice President of Operations
     After discussion, upon motion duly made and seconded, it was
RESOLVED, that this Board hereby accepts the recommendations of the Nominating Committee, and hereby appoints the persons recommended to the offices for which in each case the recommendation was made.
     The Board indicated that initially Keith Gleasman’s primary focus should remain on the IVT until our testing is complete. Richard Ottalagana and Robert Green will immediately begin to build the subsidiary. To this end after discussion upon motion duly made and seconded, it was
RESOLVED, that Torvec hereby agrees to fund Iso-Torque Corporation initially with $212,500, which monies were raised for this purpose, and hereby agrees to and hereby does transfer all of the company’s right, title and interest to the Iso-Torque technology, including Patent No. US6,783,476B2, and all of the claims recited therein as well as all know-how, goodwill and other intangibles associated with the Iso-Torque technology, including but not limited to trade names, trademarks, and the right to the name “Iso-Torque”, all in exchange for a 100% interest in the common equity of Iso-Torque Corporation.
     Richard Sullivan, counsel, stated that, at management’s direction, he had filed the Certificate of Incorporation of Iso-Torque Corporation with the Secretary of State of the State of New York on October 19, 2004, that a Certificate of Amendment to Torvec’s Certificate of Incorporation to formally create the Class B non-voting cumulative convertible preferred stock would be filed as approved by the Board with the New York Secretary of State’s office on or about October 20, 2004, and that the Board would receive a draft copy of the By-Laws and other organizational documents to review and adopt at the next Board meeting.
     Keith Gleasman reported that we have completed all gear and hobb design and that we are in a position to build a production ready model of the Iso-Torque, which he estimated would be completed by the end of February 2005. We are working with Gear Resources Technology, who is actually cutting the hobb in accordance with our proprietary formula so that we will be able to assemble the production ready model.
     4. ZT Technologies — Richard Sullivan advised the Board that management had received two letters from Milan Klucko, Managing Director of ZT, stating that ZT’s position is that the July 21, 2004 agreement constitutes a valid contract between Torvec and ZT, that it was Torvec’s responsibility under the contract to provide ZT with engineering drawings, specifications, pricing and similar information under Section 4 under the agreement. ZT has in fact provided notice to Torvec that, in accordance with the agreement, Torvec had 30 days from the date of the notice on October 1, 2004 to provide such documentation. Mr. Sullivan explained that Torvec has consistently taken the position that all of the provisions of the July 21 agreement (including Section 4) only become effective if ZT provides Torvec with at least five factorable purchase orders as set forth in Sections 1 and 17.
     James Gleasman then explained that he has sent a response to Milan Klucko stating that we wanted the relationship to move forward, that we needed a $350,000 advance on purchase orders to provide the requisite documentation and other forms of assistance implicit in complying with Section 4 of the agreement, and that ZT had known of our financial needs prior to July 28, 2004. He concluded the letter by inviting Milan Klucko to Rochester to discuss what steps could be taken by the parties to move forward.
     Milan has not responded to date. Jim Gleasman then explained that under these circumstances there was a possibility that ZT could sue or threaten to sue Torvec on the grounds that Torvec had refused, and was continuing to refuse to provide ZT with documents necessary to enable ZT to perform its duties under the agreement. Based upon this possibility he explained and then invited the Board to authorize a “preemptive strike” against ZT consisting of a Petition to the United States District Court for the Western District of New York for a Declaratory Judgment that since ZT has failed to provide and upon notice and demand has refused to provide at least five factorable purchase orders for Torvec’s full terrain vehicle, the July 21 agreement between the parties has become unenforceable by its terms, and that neither party to such agreement bears any responsibility or obligation as between themselves or to third parties as a result of the July 21 agreement.
     After further discussion, including a specific affirmation by each member of the Board, upon motion duly made and seconded, it was

RESOLVED, that management is authorized to take all legal action to protect and enforce the company’s position that the July 21 agreement between ZT and Torvec is unenforceable by its terms, including the filing of a Petition for a Declaratory Judgment to such effect by a court of competent jurisdiction.
     5. GM — Jim Gleasman and Phil Fain read to the Board John Maten’s letter requesting that we provide him with a schedule of gear ratios governing the IVT. They also read our response. The critical portion of our response was our statement that after we have completed testing the IVT using GM’s ECU, we would repeat the same tests using our own ECU manufactured according to our specifications by Motortron.
     6. Governance Committee Report — The Governance Committee submitted the attached report concerning the compensation of our non-management directors solely for service as members of the board of directors and of its committees. Read McNamara stated that while he was in agreement with the objectives set forth in the report, he wished the committee provide for its background and records a profile of the compensation levels accorded to non-management directors of one or more companies similarly situated to Torvec. It was also agreed that to qualify each year for the warrants, non-management directors would have to attend in person or by telephonic conference at least 75% of the meetings of the Board and of each committee of which he was a member. Subject to this proviso and modification, the Board accepted the Governance Committee’s report and provided that the non-management director compensation plan would become effective October 1, 2004.
     It was next agreed that the duties and responsibilities of the Governance Committee should be expanded so that the committee would be responsible for all director, officer, employee and consultant compensation. After discussion, upon motion made and seconded, it was
RESOLVED, that the Governance Committee, currently composed of Joseph Alberti, chairman, Gary Siconolfi and Daniel Bickel, shall be responsible for all aspects of Torvec compensation to all Directors, officers, employees and consultants, and to this end the Governance Committee shall be renamed the Compensation and Governance Committee.
     8. Variable Gear — Robert C. Horton has indicated that he will accommodate us with respect to our entering into an agreement with one or more companies (e.g. Brunswick) to utilize our IVT technology in the marine industry. The specific terms of this “accommodation” were not discussed.
     9. ICE Technology — John Tobias, Jake Brooks and David Marshall are meeting with Dupont on October 18, 2004 to discuss the possible involvement of Dupont and the Dupont Capital Fund.
NEW BUSINESS
     1. Jim Gleasman, Phil Fain and Richard Sullivan will visit our independent accounting firm, Eisner LLP, to discuss accounting issues for our forthcoming 10-QSB and to meet with representatives of JPMorgan Chase to discuss a possible underwriting for an IPO in connection with our Iso-Torque technology.

     2. We have received two proposals from accounting firms relating to SOX 404 Internal Controls Compliance. After an examination of both proposals by the Board, upon motion duly made and seconded, it was:
RESOLVED, that the company hereby engages the accounting firm of Rotenberg & Company in accordance with the terms and conditions of the proposal submitted to the company by Rotenberg & Company for all compliance issues relating to SOX 404.
     3. There is some confusion regarding the exact compensation payable to CXO on the GO under our June 30, 2004 agreement in certain circumstances. After discussion, the matter was referred to counsel for review.
     4. Richard Sullivan handed out a Memorandum delineating the background and terms governing payments made to him by Torvec for business consulting services.
          The board reviewed the Memorandum and discussed its contents. The discussion centered on the accounting treatment to be accorded the prepayment of business consultants fees, the need for greater communication amongst board members, and the need for enhanced internal control over all issuances of our equity securities.
          After further discussion, upon motion duly made and seconded, it was:
RESOLVED, that CFO Philip Fain is hereby authorized and instructed to discuss and resolve all accounting issues with respect to business consultant’s prepayments with Eisner, LLP; and be it further
RESOLVED, that effective immediately all equity issuances, whether common or preferred, must be approved in advance by the Chairman of the Compensation and Governance Committee (currently Joseph Alberti), and separately by at least one officer of the company, and be it further
RESOLVED, that the Board reaffirm its current policy to hold board meetings every two weeks in order to further communication amongst board members, that each committee of the board meet at least once per quarter, and that the independent directors meet at least once per quarter in Executive Session.
     Based upon the foregoing discussion and resolutions the board, upon motion duly made and seconded
RESOLVED, that the Board hereby accepts the report submitted by Richard Sullivan with respect to business consultant’s fees, and subject to the resolutions set forth above hereby renews the business consulting arrangement with Richard Sullivan for the fiscal year commencing January 1, 2005, such arrangement to be reviewed from time to time by the board in accordance with its normal policy.
     5. It was agreed that the annual meeting of shareholders be held at Casa Larga on Thursday, January 27, 2005, and Keith Gleasman was instructed to initiate all discussions with Casa Larga in order to facilitate such meeting.
There being no further business, the meeting was adjourned.

Respectfully submitted,

Gary A. Siconolfi, Secretary